Exhibit No. 4.13
Form SB-2
Buyers United, Inc.

                             BUYERSONLINE.COM, INC.
                                 PROMISSORY NOTE

THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT FOR THE HOLDER'S OWN ACCOUNT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION OF SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS ("BLUE SKY LAWS"). AN OFFER TO SELL OR TRANSFER OR THE SALE OR TRANSFER OF THESE SECURITIES IS UNLAWFUL UNLESS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PERMIT, AS APPLICABLE, UNDER THE SECURITIES ACT OR APPLICABLE BLUE SKY LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS IS AVAILABLE OR AN OPINION OF COUNSEL, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, IS PROVIDED TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS.

                             BUYERSONLINE.COM, INC.
                                PROMISSORY NOTE

Amount Advanced: $____________                        Dated:

     FOR VALUE RECEIVED, the undersigned, Buyersonline.com, Inc., a Delaware corporation ("Maker"), promises to pay to the order of ___________________ or his assignee ("Lender"), the principal sum of ________________________ Dollars ($_________) (the "Amount Advanced"), pursuant to Section 3 of this Promissory Note (the or this "Note"), as described herein (the "Maturity Date") from the date first written above (the "Execution Date").

1.   Interest.

     The principal under the Note shall bear interest at the rate of Twelve Percent (12%) per annum (the "Interest"). The Interest shall be paid monthly as described herein.

2.   Computation.

     All payments (including prepayments) hereunder are to be applied first to the payment of accrued interest and the remaining balance shall be applied to the payment of principal. Accrued interest shall be computed on the basis of a

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three  hundred  and sixty  (360) day year,  based on the  actual  number of days elapsed.

3.   Principal Payments.

     The Amount Advanced plus accrued and unpaid Interest shall be payable in full on the Maturity Date.

4.   Voluntary Prepayment.

     Maker may, at any time, prepay the unpaid Amount Advanced evidenced by this Note, or any interest or principal due hereunder, in whole or in part, without penalty or premium, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment. If any such prepayment is less than a full repayment, then such prepayment shall be applied first to the payment of accrued interest and the remaining balance shall be applied to the payment of principal.

5.   Promissory Note.

     The Parties agree that should Maker complete any of the following transactions with any individual or third party entity prior to the Maturity Date, Maker shall pay to Lender (at the closing of such transaction) the Note, plus interest, in full.

     o The sale by Maker of substantially all of its assets to a single purchaser or a group of associates purchasers; or
     o The sale, exchange or other disposition, in one transaction, of at least fifty percent (50%) of Maker's outstanding shares of common stock; or
     o A decision by Maker to terminate its business and liquidate its assets; or
     o The merger or consolidation of Maker in a transaction in which the Maker's shareholders receive at least fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

6.   Designated Places of Payment.

     The Amount Advanced and interest due hereunder is payable in lawful money of the United States of America, in immediately available funds, at such place as may be designated by Lender not later than 5:00 P.M. Mountain Standard Time on the Maturity Date.

7.   Common Stock; Piggv-Back Registration Rights.

     7.1 Additional Stock. In consideration of Lender tendering the Amount Advanced pursuant to the Note, Maker agrees to distribute to Lender shares of its common stock equal to ten percent (10%) of the Amount Advanced (the "Additional Stock"). The Additional Stock and the Converted Shares (defined below) will be "restricted securities" within the meaning of Rule 144, and may only be purchased for investment purposes and will be subject to resale restrictions under applicable federal and state laws.

     7.2 Conversion. At the sole option of Lender (if the Loan has not been repaid in full by Maker), at any time prior to or upon the Maturity Date, Lender may elect to convert the obligation hereunder into Maker's common stock (the "Conversion"). The rate of debt to equity under the Conversion shall be $2.50 per share (or at such lesser price, should the Company offer for sale any of its common stock prior to such exercise, at a price less than $2.50 per share) converted (the "Converted Shares"). Pursuant to the Conversion described herein, fifteen days prior to the end of the Term, Lender shall inform Maker of its

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intent to complete the  Conversion;  and shall then effect the  Conversion.  The
Conversion shall liquidate the obligations of Maker hereunder.

     7.3 Common Stock. Should Lender complete the Conversion, the converted Shares and the Additional Stock shall be Maker's common stock.

     7.4 Piggy-Back Registration Rights. The Converted Shares and the Additional Shares issued to Lender, pursuant to Section 3 of this Agreement, shall include one (2) piggyback registration right.

8.   Usury Matters.

     It is expressly stipulated and agreed to be the intent of Maker and Lender to comply with at all times, the applicable state law governing the maximum rate or amount of interest payable on the Note (or applicable federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable state law), In the event the applicable law is judicially interpreted so as to render usurious any amount called for under the Note or contracted for, charged, taken, reserved or received with respect to such indebtedness, or if Lender's exercise of his, her or its option to accelerate the maturity of the Note, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is the express intent of both Maker and Lender that all excess amounts theretofore collected by Lender be credited to the principal balance of the Note (or, if this Note has been or would thereby be paid in full, refunded to Maker). In the event such judicial interpretation is applied to this Note, the provisions of this Note shall immediately be deemed amended and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new, or amendment to any existing, document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount legally permitted.

9.   Waivers.

     Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.

10.  Default.

     Maker shall be deemed in default if any of the following events occur: (a) Maker fails to make any payments hereunder when due and fails to make such payment within twenty (20) days of such due date; (b) the entry of a decree or order by a court having appropriate jurisdiction adjudging Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or liquidation of Maker under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee over any substantial portion of Maker's property, or ordering the winding up or liquidation of Maker's affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; (c) the institution by Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of Maker; (d) default in the obligation of Maker for borrowed money, other than this Note, which shall continue for a period of sixty (60) days, or any event that results in acceleration of the maturity of any indebtedness of Maker under any note, indenture, contract, or agreement; (e) Maker fails to comply with any material term, obligation, covenant, or condition contained in that ceratin

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"Loan Agreement By and Between  Buyersonline.com,  Inc., a Delaware  corporation and ___________________ relating to this Note, within twenty (20) days after receipt of written notice from Lender demanding such compliance; (f) any representation or statement made or furnished to Lender by Maker or on Maker's behalf is false or misleading in any material respect; (g) any levy, seizure, attachment, hen, or encumbrance of or on Maker's property, other than those existing as of the date hereof, which is not discharged by Maker within twenty
(20) days; and (h) any sale, transfer, or disposition of a material amount of Maker's property, other than in the ordinary course of business, without the written consent of the Lender.

     10.1  Cure.

     Maker shall be provided a period of thirty (30) days from the date of an event of default, as defined in Section 10 hereinabove, to cure a default. In the event Maker fails to cure any default within such time period, including the payment of all costs and expenses provided for in this Note and under the Loan and Security Agreement by and among Maker and Lender, Lender may immediately enforce any and all rights provided to him under this Note and the Loan and Security Agreement.

11.  Acceleration, Attorneys' Fees.

     At the option of the Lender, and without demand or notice, all principal and any unpaid interest shall become immediately due and payable upon an event of default as set forth in Section 10 hereinabove. Any reasonable attorneys' fees and other expenses incurred by the Lender in enforcing any of its rights hereunder or from a bankruptcy filing relating to the Maker, or any of the other events described in Section 10 hereinabove, shall be deemed additional indebtedness of the Maker and added to the principal amount of the Note, irrespective of whether Lender files suit against Maker.

12.  Section Headings.

     Headings and numbers have been set forth for convenience only. Unless the contrary is compelled by the context, the language set forth in each paragraph applies equally to the entire Note.

13.  Amendments in Writing.

     This Note may only be changed, modified or amended in writing signed by the Parties.

14.  Choice of Law.

     The Note and all transactions hereunder and evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of Delaware.


     Made and Executed at Salt Lake City, Utah

                              Buyersonline.com, Inc


                  --------------------------------------
                                 By: Paul Jarman
                           Its:  Chief  Operating Officer

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